Exhibit 10.13
AMENDED AND RESTATED GUARANTY
This AMENDED AND RESTATED GUARANTY (this “Guaranty”) is made and entered into by SEVEN HILLS REALTY TRUST, a Maryland statutory trust, whose address is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association whose address is 388 Greenwich Street, New York, New York 10013 (“Buyer”) on this September 30, 2021 (the “Effective Date”). This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):
A.    TRMT CB Lender LLC, a Delaware limited liability company, as seller (as further described herein, the “Seller”), and Buyer have entered into that certain Master Repurchase Agreement, dated as of February 9, 2018 as amended by that certain (i) First Amendment to Master Repurchase Agreement, dated as of November 6, 2018, (ii) Second Amendment to Master Repurchase Agreement, dated as of October 30, 2020 and (iii) Third Amendment to Master Repurchase Agreement and Fifth Amendment to Fee Agreement (the “Third Amendment”), dated as of the date hereof (as the same may be further amended, supplemented, extended, restated, replaced or otherwise modified from time to time, the “Repurchase Agreement”), pursuant to which Buyer may, from time to time, purchase certain Eligible Assets from Seller with a simultaneous agreement from Seller to repurchase such Eligible Assets at a date certain or on demand (the “Transactions”);
B.    Tremont Mortgage Trust, a Maryland real estate investment trust (“Original Guarantor”) guaranteed the obligations of Seller under the Repurchase Agreement and the other Transaction Documents pursuant to that certain Guaranty, dated as of February 9, 2018 (as amended, modified and/or restated prior to the date hereof, the “Original Guaranty”), from Original Guarantor to Buyer;
C.    In connection with the Third Amendment, the parties have agreed that the Original Guaranty shall be amended, restated and superseded in its entirety by this Guaranty, and Guarantor is executing and delivering this Guaranty;
D.    Buyer has requested, as a condition of entering into the Third Amendment, that Guarantor execute and deliver this Guaranty to Buyer;
E.    Guarantor directly owns 100% of Seller;
F.    Guarantor expects to benefit if Buyer enters into the Repurchase Agreement and the other Transaction Documents with Seller, and desires that Buyer enter into the Repurchase Agreement and the other Transaction Documents with Seller; and
G.    Buyer would not enter into the Third Amendment unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Third Amendment.
NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement, Guarantor agrees as follows:
1.Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Repurchase Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.

(a)“Available Borrowing Capacity” means, on any date of determination, the total unrestricted, immediately available borrowing capacity which may be drawn (not including required reserves, fees and discounts) upon by Guarantor and/or its Subsidiaries (including, without limitation, Seller’s capacity to receive Margin Excess Advances and other advances under the Repurchase Agreement as evidenced by amended Confirmations) without condition (except for customary notice conditions) and to the extent such available borrowing capacity is not otherwise pledged to any other Person, under any credit facilities (including repurchase agreements, note on note and other similar facilities), but only to the extent that no default or event of default exists under such facilities, which are available on a committed basis (including, for the avoidance of doubt, funds available under uncommitted facilities so long as said available funds otherwise satisfy the conditions set forth in this definition and are similar in substance to the Margin Excess Advances contemplated by the Repurchase Agreement) by (i) BMO Harris Bank N.A., UBS AG, or Wells Fargo Bank, National Association or any of their respective Affiliates, or (ii) one or more financial institutions whose short term unsecured debt is rated at least “A-1” by S&P and “P-1” by Moody’s, and has an equivalent or higher rating by each other nationally recognized statistical rating organization that provides a short-term unsecured debt rating to such financial institution, and whose long term unsecured debt is rated at least “A+” by S&P and “A1” by Moody’s and has an equivalent or higher rating by each other nationally recognized statistical rating organization that provides a long-term unsecured debt rating to such financial institution.
(b)“Buyer Entity” means, as designated by Buyer from time to time, Buyer or Buyer’s assignee, designee, nominee, servicer, or wholly owned subsidiary as permitted in accordance with the terms of the Repurchase Agreement.
(c)“Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
(d) “Cash Equivalents” means any of the following, to the extent owned by Guarantor or any of its Consolidated Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.
(e)“Consolidated Subsidiaries” means, as of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.
(f)“Guaranteed Obligations” means, cumulatively, Seller’s obligations to fully and promptly pay (a) the Purchase Price of the Purchased Assets owed to Buyer under the Repurchase Agreement and the Transaction Documents, (b) the aggregate accrued but unpaid Purchase Price Differential thereon owed to Buyer under the Repurchase Agreement and the other Transaction Documents, (c) any costs or fees (including any such costs or fees arising from and after the filing of an Insolvency Proceeding against Seller) owed to Buyer under the Repurchase Agreement and the other Transaction Documents, (d) all other sums expended by Buyer or Buyer’s designee or nominee acting on Buyer’s behalf in exercising

Buyer’s rights and remedies under the Transaction Documents, including Buyer’s Legal Costs relating to the enforcement of remedies pursuant to the Transaction Documents, and (e) Seller’s indemnification obligations under the Repurchase Agreement with regard to which claims have been made by Buyer.
(g)“Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or Governmental Authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.
(h)“Indebtedness” means, with respect to any Person on any date, all of the following on such date, whether or not included as indebtedness or liabilities in accordance with GAAP determined without duplication:
(i)obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise);
(ii)obligations, whether or not for money borrowed (A) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (B) evidenced by bonds, debentures, notes or similar instruments, (C) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (D) in connection with the issuance of preferred equity or trust preferred securities;
(iii)Capitalized Lease Obligations;
(iv)reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment);
(v)Off-Balance Sheet Obligations;
(vi)obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(vii)as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, committed future funding obligations which are not fully offset by a corresponding asset, purchase obligations, repurchase obligations, sale/buy-back agreements, takeout commitments or forward equity commitments which are not fully offset by a corresponding asset, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of equity interests (other than mandatory redeemable stock));
(viii)all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (other than pursuant to any guarantee of customary non-recourse exceptions, but only to the extent they are contingent);

(ix)all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted hereunder) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided that, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien;
(x)all Contingent Liabilities;
(xi)all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services;
(xii)indebtedness of general partnerships for which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and
(xiii)obligations to fund capital commitments under any articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, subscription agreement or otherwise.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
(i)“Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.
(j)“Interest Coverage Ratio” means, with respect to Guarantor and its Consolidated Subsidiaries, the Interest Income divided by the Interest Expense.
(k)“Interest Expense” means, for any period with respect to Guarantor and its Consolidated Subsidiaries, the amount of total interest expense incurred by such Person, excluding previously paid capitalized or accruing interest and excluding interest funded under a construction loan, all determined in accordance with GAAP.
(l)“Interest Income” means, for any period with respect to Guarantor and its Subsidiaries, the amount of total interest income earned by such Person, including capitalized or accruing interest, all determined in accordance with GAAP.
(m)“Legal Costs” means all costs and actual out-of-pocket expenses reasonably incurred by Buyer in any Proceeding, any Guarantor Litigation, or any default by Seller under the Transaction Documents or by any Guarantor under this Guaranty, including reasonable attorneys’ fees, disbursements, and other reasonable, charges incurred by Buyer’s attorneys, court costs and expenses, and reasonable, charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Buyer in connection with Buyer’s receipt of legal services incurred in connection with the enforcement of this Guaranty.

(n)“Other Financing Agreement” means any credit facility or loan agreement relating to the financing of, or similar repurchase facility for, multiple commercial real estate loans entered into by Guarantor and/or its direct or indirect Subsidiaries.
(o)“Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (a) an Insolvency Proceeding; and (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against Seller or Guarantor.
(p)“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
(q)“Restricted Cash” means, for any Person, any amount of Cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.
(r)“Security” means any security or collateral held by or for Buyer for the Transactions or the Guaranteed Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged to Buyer pursuant to the Transaction Documents.
(s)“Seller” means: (a) TRMT CB Lender LLC, a Delaware limited liability company, acting on its own behalf; (b) any estate created by the commencement of an Insolvency Proceeding affecting TRMT CB Lender LLC; (c) any trustee, liquidator, sequestrator, or receiver of TRMT CB Lender LLC or TRMT CB Lender LLC’s property; and (d) any similar Person duly appointed pursuant to any law governing any Insolvency Proceeding.
(t)“Subrogation Deferral” has the meaning set forth in Section 13(b).
(u)“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
(v)“Tangible Net Worth” means with respect to any Person and as of a particular date all amounts which would be included under capital of such Person and its Consolidated Subsidiaries, if any, on a balance sheet of such Person and its Consolidated Subsidiaries at such date, determined in accordance with GAAP, minus (i) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets and (iii) prepaid taxes and/or expenses, all on or as of such date.
(w)“Total Indebtedness” means, for any period, the aggregate Indebtedness of a Person and its Consolidated Subsidiaries during such period (including, without limitation, off-balance sheet indebtedness), less the amount of any nonspecific balance sheet reserves maintained in accordance with GAAP.
(x)“Total Liquidity” means, at any date of determination, the sum of (a) Cash (other than Restricted Cash) of Guarantor and its Consolidated Subsidiaries (b)

unrestricted Cash Equivalents of Guarantor and its Consolidated Subsidiaries and (c) the Available Borrowing Capacity of Guarantor and its Consolidated Subsidiaries.
(y)“Total Recourse Indebtedness” means, for any period with respect to any Person, without duplication, the Total Indebtedness of such Person during such period for which such Person (or any of its Consolidated Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding (i) convertible debt notes and other Indebtedness not subject to margin calls, (ii) recourse Indebtedness (x) arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities, or (y) the maturity date for which (without giving effect to any extensions) matures more than one (1) year from the last day of such period, and (iii) any recourse obligations (including guarantee obligations) of such Person (or any of its Consolidated Subsidiaries) in connection with the issuance of, and obligations under, the securities or related instruments or certificates in a collateralized debt obligation), less the amount of any nonspecific balance sheet reserves maintained in accordance with GAAP.
(z)“Waiver Disclosure” has the meaning set forth in Section 14.
2.Guaranty of All Guaranteed Obligations.
(a)  Subject to Sections 2(b), 2(c) and 2(d) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guaranteed Obligation(s) when and as required to be paid and performed pursuant to the Transaction Documents.

(b) Notwithstanding anything herein to the contrary, but subject to Sections 2(c) and 2(d) below, the maximum aggregate liability of Guarantor hereunder and under the Repurchase Agreement shall in no event exceed an amount equal to the product of (x) twenty-five percent (25%) and (y) the then currently unpaid aggregate Repurchase Price of all Purchased Assets.

(c)In addition to the foregoing, and notwithstanding the limitation on recourse liability set forth in Section 2(b) above, Guarantor hereby irrevocably and unconditionally guarantees and promises to Buyer and its successors and assigns, the prompt and complete payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all actual losses, damages and costs that are incurred by Buyer as a direct or indirect consequence of any of the following events:
(1)any fraud, intentional misrepresentation, illegal acts or willful misconduct by Seller or Guarantor (collectively, “Obligor(s)”) or any of their respective Affiliates, in connection with the Repurchase Agreement, the Transaction Documents, any Purchased Asset or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;
(2)any Obligor’s or any of its Affiliates’ misapplication or misappropriation of any Income or other amounts received from any Purchased Asset;
(3)either Obligor or any of its Affiliates seeks judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding against Buyer, a defense against the existence of any Event of Default or any remedies pursued by Buyer due to such Event of Default, which is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, to be unwarranted, in the case of a request for judicial intervention or injunctive or other equitable relief or frivolous, brought in bad faith or without merit, in the case of a defense;
(4)either Obligor or any of its Affiliates voluntarily grants, creates, or consents in writing to the grant or creation of, any Lien, encumbrance or security interest in or on any Purchased Asset or any Collateral, other than, in each case, liens that are permitted by the Transaction Documents; and
(5)any material breach by Obligor, or any of their respective Affiliates, of any representations and warranties contained in any Transaction Document relating to Environmental Laws, or any indemnity for costs incurred by Buyer in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law, in each case in any way affecting any or all of the Purchased Assets.
(d)    Notwithstanding anything to the contrary herein, the limitation on recourse liability as set forth under Section 2(b) hereof shall be of no further force and effect and Guarantor irrevocably and unconditionally guarantees and promises to pay to Buyer and its successors and assigns, in lawful money of the United States, in immediately available funds, the entire Repurchase Price immediately upon the occurrence of:
(1)with respect to any Obligor: (A) the commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law, or such Person seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such Person or all or substantially all of the property of and assets of such Person (unless consented to by Buyer); (B) the commencement of any such case or proceeding against such Person, seeking such an appointment or election, that arose from any collusive action or assistance of any such Person or its Affiliates or their agents (or, as to which, any such Person files a petition seeking to join as a party); or (C) the making by such Person of a general assignment for the benefit of creditors;
(2)any Obligor, or any Affiliate thereof attempts at any time, in any court proceeding or otherwise, to (A)  recharacterize any of the Transactions or any of the Transaction Documents as a loan, as a debt or any financing arrangement between or among any Obligor and Buyer, rather than a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, or (B) assert in writing or in a court proceeding that any of the Transactions is not a “master netting agreement” as such term is defined in Section 101 of Title 11 of the United States Code, as amended, or a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended; or

(3)any material breach of the separateness covenants contained in the Repurchase Agreement.
(e)Nothing herein shall be deemed to be a waiver of any right which Buyer may have in any Insolvency Proceeding involving Seller as debtor under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any other bankruptcy law to file a claim against Seller for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.
(f)Guarantor further agrees to pay any and all out-of-pocket expenses (including, without limitation, all out-of-pocket fees and disbursements of counsel) which may be paid or actually incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations, subject to Sections 2(b), 2(c) and 2(d) above, and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the Guaranteed Obligations, subject to Sections 2(b), 2(c) and 2(d) above, are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guaranteed Obligations.
(g)Notwithstanding any payment or payments made by Seller or any other Person nor any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations, Guarantor shall remain liable for the amount of the Guaranteed Obligations, subject to Sections 2(b), 2(c) and 2(d) above, until the Guaranteed Obligations, subject to Sections 2(b), 2(c) and 2(d) above, are paid in full.
(h)Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.
3.Nature and Scope of Liability. Guarantor’s liability under this Guaranty is primary and not secondary.
4.Changes in Transaction Documents. Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) enter into other Transactions with Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to Repurchase Prices or other obligations as Buyer may determine in its sole and absolute discretion, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.
5.Certain Financial Covenants. Guarantor shall maintain the following covenants, with respect to itself (and its Consolidated Subsidiaries taken as a whole with Guarantor), at all times, on a consolidated basis in conformity with GAAP:
(i)Minimum Tangible Net Worth. Tangible Net Worth equal to or in excess of the sum of (i) seventy-five percent (75%) of the Tangible Net Worth of Guarantor as of September 30, 2021 as recorded in the 10-Q of Guarantor covering such period, (ii) seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor that occurs after the Effective Date, and (iii) seventy-five percent (75%) of the amount accreted into income of the purchase price discount after the Effective Date with respect to Tremont Mortgage Trust loans purchased by Guarantor.
(ii)Minimum Total Liquidity. Guarantor’s Total Liquidity shall not at any time be less than the greater of (x) five million dollars ($5,000,000) and (y) five percent (5%) of Guarantor’s Total Recourse Indebtedness; and, in the case of each of (x) and (y), shall not consist of less than five million dollars ($5,000,000) in cash.
(iii)Leverage Ratio. The ratio of (x) Total Indebtedness to (y) the sum of Total Indebtedness plus Tangible Net Worth shall not exceed 78%.
(iv)Minimum Interest Coverage. The Interest Coverage Ratio shall not fall below 1.50 to 1.00.
(v)REIT Status. Guarantor shall operate in a manner that will allow Guarantor to (i) qualify as a real estate investment trust for federal income tax purposes and (ii) be entitled to a dividend paid deduction under Section 857 of the Internal Revenue Code.
(vi)Other Financing Agreement. If Guarantor or any Subsidiary thereof has entered into or shall enter into any Other Financing Agreement or amendment or modification thereof, promptly after the closing of such Other Financing Agreement or amendment or modification thereof, Guarantor shall deliver written notice to Buyer thereof which notice shall include the name of the lender or repurchase buyer thereunder and the maximum facility amount. If such Other Financing Agreement or amendment or modification thereof contains a financial covenant that is comparable to any of the financial covenants set forth in this Guaranty and such comparable financial covenant yields a result that is more restrictive to Guarantor or otherwise yields a result that is more favorable to the related lender or buyer thereunder than any financial covenant hereunder, then such comparable financial covenant shall, with no further action required on the part of either Guarantor or Buyer, automatically become a part hereof and be incorporated herein, and Guarantor hereby covenants to maintain compliance with such comparable financial covenant at all times throughout the terms of this Guaranty. Guarantor further agrees, at Buyer’s request, to execute and deliver any related amendments to this Guaranty, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of Buyer and Guarantor.
6.Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment of the Guaranteed Obligations, and is not a guaranty of collection or collectability. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this

Guaranty), without regard to the validity, regularity or enforceability of any of the Guaranteed Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guaranteed Obligations that would or might be available to Seller, other than actual payment and performance of all Guaranteed Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guaranteed Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guaranteed Obligations as if they were and continued to be legally enforceable, all in accordance with their terms and, in the case of Insolvency Proceedings, before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guaranteed Obligations, regardless of the scope of Seller’s liability thereunder. Without limiting the generality of the foregoing, if the Guaranteed Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guaranteed Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable to the full extent of all of Guarantor’s assets, with respect to all the Guaranteed Obligations, even though Seller’s liability for the Guaranteed Obligations may be less limited in scope or less burdensome. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer conducts the Transactions with Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents) and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.
7.Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guaranteed Obligations without taking any actions against Seller and without proceeding against or exhausting any Security. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guaranteed Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guaranteed Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other Person, shall have absolutely no application to Guarantor’s liability under this Guaranty.
8.Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guaranteed Obligations. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.
9.Other Actions Taken or Omitted. Notwithstanding any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the Security, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations, pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations, when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied as to any Guaranteed Obligation only upon the full and final payment and satisfaction of such Guaranteed Obligations.
10.No Duty to Prove Loss. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guaranteed Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; that Buyer has currently suffered any loss; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.
11.Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Transactions or any Security. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s failure to comply with the financial covenants in Section 5 of this Guaranty), in each case, as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.
12.Representations and Warranties. Guarantor acknowledges, represents and warrants as of the date hereof and as of each Purchase Date as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:
(a)Due Execution; Enforceability. This Guaranty has been duly authorized, executed, and delivered, and is fully valid, binding, and enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).
(b)No Conflict. The execution, delivery, and performance of this Guaranty will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Guarantor, (ii) any contractual obligation to which Guarantor is now a party or by which it is otherwise bound or to which the assets of Guarantor are subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the assets of Guarantor thereunder, other than pursuant to this Guaranty, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (iv) any applicable requirement of law, in each case under the foregoing clauses (ii), (iii) and (iv), to the extent that such conflict or breach would have a material adverse effect upon Guarantor’s ability to perform its obligations hereunder. Guarantor has all necessary licenses, permits and other consents from Governmental Authorities necessary for the performance of its obligations under this Guaranty.
(c)No Third Party Consent Required. No consent of any Person (including creditors or partners, members, stockholders, or other owners of Guarantor), other than those consents obtained as of the date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty. Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.
(d)Authority and Execution. Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary corporate and legal action to authorize this Guaranty.
(e)No Representations by Buyer. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer, except for those set forth in the other Transaction Documents.
(f)Organization. Guarantor is duly formed, registered, validly existing and in good standing under the laws and regulations of the jurisdiction of Guarantor’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Guarantor’s business except where failure to do so could not be reasonably likely to result in a Material Adverse Effect. Guarantor has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guaranty and the other Transaction Documents.

(g)Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or to Guarantor’s Knowledge threatened in writing against Guarantor or any of its assets that (i) is in an amount greater than the Guarantor Threshold or (ii) if adversely determined is reasonably likely to result in any Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law, including ERISA. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority that is reasonably likely to result in a Material Adverse Effect or is reasonably likely to constitute a Default or an Event of Default or that would adversely affect the legality, validity or enforceability of any Transaction Document.
(h)Financial Information. All financial data concerning Guarantor that has been delivered by or on behalf of Guarantor to Buyer is true, complete and correct in all material respects as of the applicable fiscal quarter or fiscal year end or other applicable date and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the business condition (financial or otherwise) or the results of operations (or prospects) of Guarantor or in the results of operations of Guarantor which change could result in a Material Adverse Effect.
(i)Adequate Capitalization. Guarantor and its Subsidiaries have not become, or are presently, financially insolvent nor will Guarantor and its Subsidiaries be made insolvent by virtue of Guarantor’s execution of or performance under this Guaranty or any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.
(j)No Misstatements. No information, exhibit, report or certificate delivered by Guarantor to Buyer in connection with the Transactions or any Transaction Document contains any material misstatement of fact or has omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
(k)REIT Status. Guarantor is a REIT. Guarantor is entitled to a dividends paid deduction under the requirements of Section 857 of the Internal Revenue Code with respect to any dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service. Seller is, and always has been, a disregarded entity for U.S. federal income tax purposes.
(l)Prohibited Person. (i) None of the funds or other assets of Guarantor constitute property of, or are, to Guarantor’s knowledge, beneficially owned, directly or indirectly, by a Prohibited Person (as defined in the Repurchase Agreement) with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into the Repurchase Agreement or acceptance of this Guaranty by Buyer is in violation of law; (ii) to Guarantor’s knowledge, no Prohibited Person has any interest of any nature whatsoever in Guarantor with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into this Guaranty is in violation of law; (iii) to Guarantor’s knowledge, none of the funds of Guarantor have been derived from any unlawful activity with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into this Guaranty is in violation of law; (iv) to Guarantor’s knowledge, Guarantor has not conducted and will not conduct any business and has not engaged and will not engage in any transaction dealing with any Prohibited Person; and (v) Guarantor is not a Prohibited Person and has not been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.
(m)Investment Company Act. Guarantor is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

13.Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:
(a)General Deferral of Reimbursement. Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guaranteed Obligations, unless and until all Guaranteed Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefits Guarantor, as an owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.
(b)Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller or Buyer and no right of subrogation against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents); and (c) all periods within which such payment may be set aside or invalidated have expired (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).
(c)Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title, and interest in such Security.
(d)Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guaranteed Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.
14.Waiver Disclosure. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”). In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure. Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure. It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:
(a)Actions by Buyer. Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor. Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions. Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.
(b)Interaction with Seller Liability. Guarantor shall be fully liable for all Guaranteed Obligations, even if Seller has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller. Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guaranteed Obligations as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.
(c)Timing of Enforcement. Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties. As a result, Buyer may require Guarantor to pay the Guaranteed Obligations earlier than Guarantor would prefer to pay such Guaranteed Obligations, including immediately upon the occurrence of a default by Seller. Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner. All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.
(d)Continuation of Liability. Guarantor’s liability for the Guaranteed Obligations shall continue at all times until the Guaranteed Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.
15.Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guaranteed Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents). Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of any Insolvency Proceedings, whether or not then pending, affecting Seller or any other Person) be required to return, repay, or disgorge any amount paid at any time on account of the Guaranteed Obligations.
16.Financial Information. Guarantor shall deliver to Buyer: (a) within forty-five (45) days after the last day of each of the first three fiscal quarters in any fiscal year,

Guarantor’s unaudited consolidated balance sheets as of the end of such quarter, in each case certified as being true and correct by an officer’s certificate; (b) within ninety (90) days after the end of each calendar year or other fiscal year of Guarantor, consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied by an unqualified report of a nationally recognized independent certified public accounting firm, Ernst & Young or any other accounting firm consented to by Buyer in its reasonable discretion; (c) within two (2) Business Days after Guarantor’s knowledge thereof, notify Buyer of the loss of Guarantor’s status as a REIT; and (d) such other financial information relating to Guarantor and in Guarantor’s possession as Buyer may reasonably request.
17.Notice of Default and Litigation. Guarantor shall promptly, and in any event (a) within three (3) Business Days after Guarantor’s knowledge thereof, notify Buyer of any default on the part of Guarantor under any indebtedness which could give rise to an Event of Default, and (b) within three (3) Business Days after receipt of service of process, notify Buyer of the commencement, or threat in writing of, any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets or any judgment in any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets, which in any of the foregoing cases (i) relates to any Purchased Asset, (ii) questions or challenges the validity or enforceability of any Transaction or Transaction Document, (iii) makes a claim or claims against Guarantor in an aggregate amount in excess of $1,000,000 or (iv) that, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect as reasonably determined by Guarantor.
18.Right to Set Off. Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease or in any way diminish any rights of set-off Buyer and its Affiliates may have with respect to any cash, cash equivalents, certificates of deposit or the like which may now or hereafter be put on deposit with Buyer by Seller or by Guarantor. Upon the occurrence and during the continuance of any Event of Default, Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Buyer to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty. Buyer agrees promptly to notify Guarantor after any set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty. The rights of Buyer under this Section 18 are in addition to other rights and remedies (including, without limitation, other rights to set-off) which Buyer may have.
19.Consent to Jurisdiction. Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in the state of New York, as Buyer may select. By executing this Guaranty, Guarantor irrevocably accepts and submits to the exclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final non-appealable judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.
20.Merger; No Conditions; Amendments. This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.
21.Enforcement. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213. In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Legal Costs of such Proceeding.
22.Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Buyer’s prior written consent.
23.Prohibited Person. Guarantor shall not, without prior written consent of Buyer, conduct any business, nor engage in any transaction or dealing, with any Prohibited Person (as defined in the Repurchase Agreement), including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001. Guarantor further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that Guarantor has not, to its knowledge, engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.
24.Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may reasonably request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.
25.Certain Entities. If Seller or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor’s liability shall not be impaired by changes in the name or composition of Seller or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Seller or Guarantor shall not diminish Guarantor’s liability or (if Guarantor is a partnership) the liability of any withdrawing general partners of Guarantor.
26.Counterparts. This Guaranty may be executed in counterparts each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.
27.WAIVER OF TRIAL BY JURY. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.

28.Miscellaneous.
(a)Assignability. Buyer may assign this Guaranty (in whole or in part) together with any one or more of the Transaction Documents, in accordance with and subject to the terms of the Transaction Documents without in any way affecting Guarantor’s or Seller’s liability. Upon request in connection with any such assignment Guarantor shall deliver such documentation acknowledging such assignment as Buyer shall reasonably request. Buyer may from time to time designate any Buyer Entity to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty. This Guaranty shall benefit Buyer and its successors and assigns (including any Buyer Entity) and shall bind Guarantor and its successors, and assigns. Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer.
(b)Notices. All notices, requests and demands to be made under this Guaranty shall be given in writing at the address set forth in the opening paragraph of this Guaranty and shall be effective for all purposes if hand delivered or sent by: (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (iv) e-mail with proof of delivery to the address set forth in the opening paragraph of this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 28(b). Any notice, request or demand shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery, (ii) in the case of registered or certified mail, when first delivered or the first attempted delivery on a business day, (iii) in the case of expedited prepaid delivery, upon the first attempted delivery on a business day, or (iv) in the case of e-mail, upon receipt of confirmation of delivery.
(c)Interpretation. This Guaranty shall be enforced and interpreted according to the laws of the state of New York, disregarding its rules on conflicts of laws. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”
29.Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.
30.No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its successors, and assigns, and is not intended to benefit any third party.
31.CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND

ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.
32.Safe Harbor. The parties hereto intend (a) for this Guaranty and each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under the Repurchase Documents are deemed “margin payments,” “settlement payments” or a “transfer” as defined in Section 101 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Section 6 of the Repurchase Agreement to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract,” including (x) the rights, set forth in Sections 13 and 21 of the Repurchase Agreement and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate the Repurchase Agreement and this Guaranty, and (y) the right to offset or net out as set forth in the Repurchase Agreement, in Section 18 hereof and in Section 362(b)(6) of the Bankruptcy Code.
33.Amendment and Restatement. This Guaranty hereby amends, restates, replaces and supersedes the Original Guaranty in its entirety and Buyer hereby releases Original Guarantor from all liability relating to the payments, covenants, conditions, stipulations and other obligations contained in or arising under the Original Guaranty, except for any liability which may have accrued prior to the date hereof against Original Guarantor under the Original Guaranty for which a claim has been made prior to the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first written above.
GUARANTOR:
SEVEN HILLS REALTY TRUST,
a Maryland statutory trust

By: /s/ G. Douglas Lanois
Name: G. Douglas Lanois
Title: Chief Financial Officer and Treasurer

Amended and Restated Guaranty
ACTIVE 271486004